Exhibit (h)(5)
EXHIBIT A

Portfolio	Administration Fee
Highland Long/Short Equity Fund	0.20%
Highland Healthcare Fund	0.20%
Highland All Cap Equity Value Fund	0.20%
Highland Capital Management, L.P. and Highland Funds I hereby agree that Exhibit A to the Administration Services Agreement dated as of December 4, 2006 between Highland Capital Management, L.P. and Highland Funds I is hereby amended and restated in its entirety as set forth above. This Exhibit A, dated as of March 30, 2010, is revised for the addition of Highland All Cap Equity Value Fund and shall supersede all previous forms of this Exhibit A.

HIGHLAND FUNDS I.

By:
Name:
Title:

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC., its general partner

By:
Name:
Title: